                                                                     EXHIBIT 4.7


         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SAID ACT EXCEPT PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.



                          SUBMICRON SYSTEMS CORPORATION



                                                              ____________, 1999



              SERIES 1999 12% SENIOR SUBORDINATED CONVERTIBLE NOTE
                              DUE FEBRUARY 1, 2002



No:____________                                                U.S. $___________




         SUBMICRON SYSTEMS CORPORATION, a Delaware corporation (the "Company"), for value received, promises to pay to _____________________________ or its registered assigns (the "Holder"), on February 1, 2002 (the "Maturity Date"), the principal amount of $_________ (or such lesser principal amount as is then unpaid) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof at the rate of 12% per annum. The Company shall pay interest on the unpaid principal amount of this Series 1999 Note (as hereinafter defined) monthly in arrears. Interest due and payable (i) up to and including September 30, 1999, will be payable in the form of Series 1999 Notes (which shall accrue monthly as set forth above but be payable on a quarterly basis) and (ii) thereafter will be payable in cash; provided, that on any interest payment date after September 30, 1999 through and including January 1, 2000, the Company may, at its option, issue additional Series 1999 Notes in lieu of payment of up to one-half of the accrued interest due on such interest payment date. For each interest payment which the Company issues additional Series 1999 Notes in lieu of all or a portion of the interest then due as provided herein, the Company shall, pursuant to this paragraph, deliver additional Series 1999 Notes, dated such interest payment date, in a principal amount equal to the amount of interest not paid in cash in respect of this Series 1999 Note on such interest payment date. Each issuance of additional Series 1999 Notes in lieu of cash payments of interest on the Series 1999 Notes shall be made pro rata with respect to the outstanding Series 1999 Notes. Any such additional Series 1999 Notes shall be subject to the same terms (including the Maturity Date and the rate of interest from time to time payable thereon) as this Series 1999 Note (except, as the case may be, with respect to the issuance date and aggregate principal amount). The Holder may, at its option, receive additional Series 1999 Notes in lieu of the cash interest otherwise due with respect to any Series 1999 Notes through the Maturity Date. Certain capitalized terms shall have the meanings specified in Section 12 hereof.

                  Interest shall be payable monthly in arrears as described above, until the principal amount hereof shall have been paid in full. Notwithstanding the foregoing, if there has occurred and is continuing any Event of Default under Sections 11(a)(i) or 11(a)(ii) of this Series 1999 Note, then interest on all unpaid amounts outstanding hereunder (including overdue installments of principal or interest) shall be payable at the Default Rate, compounded monthly (to the extent permitted by applicable law) during the continuance of such Event of Default. The Company may treat the Person in whose name this Series 1999 Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes. The principal and interest on this Series 1999 Note payable in cash is payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by federal funds bank wire transfer, or by check payable in such legal tender.

1.   Series 1999 Notes.

                  This note (a "Series 1999 Note") is one of a series of promissory notes of the Company, designated as "Series 1999 12% Senior Subordinated Convertible Notes due February 1, 2002," including, without limitation, additional Series 1999 Notes issued in lieu of cash interest payments as provided in the Series 1999 Notes (all Series 1999 Notes as may be issued from time to time are collectively referred to as the "Series 1999 Notes"). This Series 1999 Note ranks pari passu with all other Series 1999 Notes.

2.   Conversion.

         (a) Subject to and upon compliance with the delivery provisions set forth in Section 2(b), the Holder shall have the right, at the Holder's option, at any time and from time to time until the earlier of the Maturity Date or the Redemption Date (as hereinafter defined), by delivering a notice of conversion to the Company within the time period set forth in Section 2(b), to convert all or any portion of this Series 1999 Note into that number of shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), equal to the principal amount (or portion thereof) of the Series 1999 Note being converted plus any accrued but unpaid cash interest thereon divided by $._______ (the "Conversion Price"). The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date (as hereinafter defined). From and after the Conversion Date, interest on this Series 1999 Note (to the extent converted) will cease to accrue and the sole right of the Holder of this Series 1999 Note (with respect to the portion converted) shall be to receive the Common Stock issuable upon such conversion.

         (b) In order to effectuate the conversion of this Series 1999 Note pursuant to Section 2(a), the Holder shall give written notice to the Company, which notice shall be delivered at least five (5) days before the date of conversion (the "Conversion Date") specified in the Conversion

Notice. On or prior to the Conversion Date, the Holder shall deliver this Series 1999 Note, duly endorsed (but effective only on the Conversion Date), or notify the Company that this Series 1999 Note has been lost, stolen or destroyed and promptly execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with the Series 1999 Note. Upon conversion of only a portion of this Series 1999 Note, the Company shall either make appropriate notation on this Series 1999 Note of the principal amount so converted and return this Series 1999 Note to the Holder or issue a new Series 1999 Note in the principal amount not so converted. The Common Stock issuable upon conversion shall be computed on the basis of the aggregate unpaid principal amount of the Series 1999 Note (or portion thereof) so converted plus accrued but unpaid interest thereon. The Company shall use its best efforts to, or cause the transfer agent to, issue and deliver as promptly as practicable and in no event later than five (5) business days after the Conversion Date, or after receipt of such agreement and indemnification, to such Holder or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled. The Company shall not be required to issue any fractional shares of Common Stock; the Company shall pay cash in lieu of any fractional shares based on the then applicable Conversion Price.

         (c) In the event that the Company (i) declares a dividend of Common Stock on its Common Stock, (ii) subdivides its outstanding Common Stock into a larger number of shares of Common Stock by reclassification, stock split or otherwise, or (iii) combines its outstanding Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall be adjusted proportionally so that thereafter (as to the Conversion Price) the Holder of this Series 1999 Note shall be entitled to receive upon conversion of this Series 1999 Note the number of shares of Common Stock which such Holder would have owned after the happening of any of the events described above had this Series 1999 Note been converted immediately prior to the happening of such event; provided, that in no event shall the Conversion Price be reduced to less than the par value of the shares of Common Stock issuable upon conversion. An adjustment made pursuant to this Section 2(c) shall become effective immediately after the record date in the case of a dividend, or the payment date if no record date is fixed to determine the stockholders entitled to receive such dividend (and adjusted back to the Conversion Price in effect prior to such adjustment if the dividend is not paid), and shall become effective immediately after the effective date in the case of a subdivision or combination. This Section 2(c) shall apply to successive reclassifications of Common Stock.

         (d) In case of any capital reorganization, other than that referred to in Section 2(c) above, or the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock into shares of other stock or other securities or property), or the sale of the property of the Company as an entirety or substantially as an entirety (any such action being hereinafter referred to as a "Reorganization"), there shall thereafter be deliverable upon conversion of this Series 1999 Note (in lieu of the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock that would otherwise have been deliverable upon the conversion of this Series 1999 Note would have been entitled upon such Reorganization if such Series 1999 Note had been converted in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company's Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon conversion of this Series 1999 Note.

3.   Redemption.

         (a) Subject to Section 2 above and provided that the Fair Market Value of the Common Stock is equal to or exceeds two times the Conversion Price for a period of thirty consecutive business days ending within five days of the mailing of the notice of redemption pursuant to Section 4(a) hereof, the Company may redeem this Series 1999 Note at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of this Series 1999 Note, plus accrued interest to the Redemption Date (as hereinafter defined), plus a redemption premium equal to 2% of the principal amount redeemed. If fewer than all of the Series 1999 Notes are to be redeemed, the Company shall select the Series 1999 Notes to be redeemed on a substantially pro rata basis among all holders of Series 1999 Notes.

         (b) If at any time on or prior to February 1, 2002, there is a Redemption Event, Holders of a majority in principal amount of the outstanding Series 1999 Notes may, by written notice to the Company, require that the Company redeem all, but not less than all, of the outstanding Series 1999 Notes at a redemption price equal to 100% of the principal amount of the Series 1999 Notes so being redeemed, plus accrued interest to the redemption date, plus a redemption premium equal to 2% of the principal amount redeemed; provided, however, that in the event of closing of any public offering of any equity or debt securities of the Company, the amount redeemed shall not exceed the amount of net proceeds received by the Company in connection with such public offering.

         (c) If at any time on or prior to February 1, 2002, there is a Refinancing Event, each Holder may, by written notice to the Company, require that the Company redeem up to one-half of the principal amount of the Series 1999 Notes held by such Holder at a redemption price equal to 100% of the Series 1999 Notes so being redeemed, plus accrued interest to the redemption date, plus a redemption premium equal to 2% of the principal amount redeemed; provided, however, that the amount redeemed shall not exceed the net proceeds received by the Company in connection with such Refinancing Event.

4.   Redemption Procedure.

         (a) At least 10 days but not more than 30 days before a Redemption Date, the Company shall mail a notice of redemption to each Holder whose Series 1999 Note is to be redeemed. The notice shall: (i) identify the Series 1999 Notes to be redeemed and shall state the redemption date (the "Redemption Date"); (ii) state the redemption price (principal amount plus accrued interest through such date) for the Series 1999 Note or portion thereof being redeemed;
(iii) indicate, if any Series 1999 Note is being redeemed in part, the portion of the principal amount of such Series 1999 Note to be redeemed and that, after the redemption date, upon surrender of such Series 1999 Note, a new Series 1999 Note or Series 1999 Notes in principal amount equal to the unredeemed portion will be issued; (iv) state that Series 1999 Notes called for redemption must be surrendered to the Company to collect the redemption price; and (v) state that interest on the Series 1999 Notes or portion thereof called for redemption ceases to accrue on and after the Redemption Date, unless the Company has defaulted on the payment of the redemption price.

         (b) Once notice of redemption is mailed, Series 1999 Notes, or portion thereof, called for redemption become due and payable on the Redemption Date at the redemption price (unless converted by the Holder prior to the Redemption Date pursuant to Section 2 hereof).

         (c) Upon surrender of a Series 1999 Note that is redeemed in part, the Company shall issue a new Series 1999 Note equal in principal amount to the unredeemed portion of the Series 1999 Note surrendered.

5. Covenants of the Company. So long as any of the Series 1999 Notes remain unpaid and outstanding, the Company covenants to the Holders of outstanding Series 1999 Notes as follows:

         (a)  Payment of Series 1999 Notes; Satisfaction of Obligations.

         The Company shall pay the principal of and interest on the Series 1999 Notes on the dates and in the manner provided herein.

         If there has occurred and is continuing any Event of Default under Sections 11(a)(i) or 11(a)(ii) hereof, then to the extent lawful, the Company shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all unpaid amounts outstanding under the Series 1999 Notes (including overdue installments of principal or interest) at the Default Rate, compounded monthly.

         Subject to performance by the Holder of its obligations thereunder, the Company shall satisfy all of its obligations under the Security Documents (as defined herein).

         (b) SEC Reports. The Company shall deliver to the Holder within 15 days after it files them with the Securities and Exchange Commission copies of any reports, proxy statements and other information which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

         (c)  Compliance Certificate.

                  (i) The Company shall deliver to the Holders, within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year of the Company an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal quarter or fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Series 1999 Note, and further stating, as to each such Officer signing such certificate, that to his knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Series 1999 Note (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge) and that to his knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the

Securities are prohibited or if such event has occurred, a description of the event. The Officers' Certificate shall set forth all financial calculations for such fiscal quarter or fiscal year necessary to demonstrate the Company's compliance with the covenants contained in this Section 5.

                  (ii) The Company will deliver to the Holders, forthwith upon becoming aware of any Default or Event of Default, an Officers' Certificate specifying in reasonable detail such Default, Event of Default or default and the nature of any remedial or corrective action the Company proposes to take with respect thereto.

         (d) Stay, Extension and Usury Laws. The Company covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforce, which may affect the covenants or the performance of its obligations under this Series 1999 Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

         (e) Limitation on Dividends and Redemption. The Company shall not, directly or indirectly:

                  (i) declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock, other than in shares of Common Stock;

                  (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary (other than any such Equity Interests of a directly or indirectly wholly-owned Subsidiary of the Company) or other Affiliate of the Company;

                  (iii) permit any Subsidiary to declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its Capital Stock except to the Company or another directly or indirectly wholly owned Subsidiary of the Company; or

                  (iv) permit any Subsidiary to purchase, redeem or otherwise retire for value any Equity Interests of it, the Company or any Affiliate of either of them (other than any such Equity Interests owned by the Company or any other directly or indirectly wholly owned Subsidiary of the Company).

         (f) Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective organizational documents of each of them and the corporate rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or corporate existence, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to any Holder.

         (g) Same Business. The Company and its Subsidiaries will not engage in businesses which are not of the same general type as conducted by the Company and its Subsidiaries on the date hereof or businesses which do not have a substantial connection thereto.

         (h) Taxes. The Company shall, and shall cause its Subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies except as contested in good faith and by appropriate proceedings.

         (i) Investment Company Act; United States Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries shall become an investment company subject to registration under the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries shall become a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

         (j) No Merger, etc. Neither the Company nor any of its Subsidiaries shall consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of their respective assets to, any Person; provided, however, that any Subsidiary of the Company may consolidate or merge with or into the Company or any of its other wholly-owned Subsidiaries if such consolidation or merger is otherwise permissible under Section 5(f).

         (k) Limitation on Additional Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to (collectively, "Incur") any Indebtedness other than (A) the Indebtedness represented by the Series 1999 Notes, (B) up to $10,000,000 aggregate principal amount of new Senior Indebtedness, (C) Indebtedness between or among the Company and its Subsidiaries and/or between or among the Company's Subsidiaries, (D) Indebtedness outstanding on March 5, 1999, and (E) up to $29,000,000 aggregate principal amount of other Indebtedness at any time outstanding.

         (l)  Limitation on Transactions With Affiliates.

                  (i) Neither the Company nor any of its Subsidiaries shall sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate (an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary from an unrelated person; provided, however, that the Company and its wholly-owned Subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

                  (ii) Neither the Company nor any Subsidiary may enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a potential value of more than $50,000 unless such transaction has been approved by the Holders of a majority in principal amount of the Series 1999 Notes; provided, however, that the Company and its wholly-owned Subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

                  (iii) The limitations set forth in this Section 5(l) will not apply to any compensatory transaction approved in good faith by the Board of Directors, with an officer, director or employee entered into the ordinary course of business, including, without limitation, compensation, indemnity and employee benefit arrangements.

         (m) Restrictions on Liens. The Company will not itself, and will not permit any Subsidiary, to create or suffer to exist any Liens upon any assets of the Company or any Subsidiary or any shares of capital stock of any Subsidiary, in either case now owned or hereafter acquired, provided, however, that this
Section 5(m) shall not prohibit the creation or continuing existence of any Permitted Liens. If the Company at any time pledges shares of capital stock to the Senior Lender, the Company shall execute and deliver to and for the benefit of the Holders, a pledge agreement in substantially the same form as executed in favor of the Senior Lender, except that any pledges in favor of the Holders shall be second in priority to that of the Senior Lender pursuant to subordination agreements containing substantially similar terms and conditions as are contained in Section 7 hereof.

         (n) Sale of Assets.

                  (i) Except with respect to Permitted Asset Sales, neither the Company nor any of its Subsidiaries shall sell, lease, convey or otherwise dispose of (whether in one transaction or a series of transactions) any assets (including capital stock of any Subsidiaries), other than sales of inventory in the ordinary course of business (an "Asset Sale"), if the aggregate Net Proceeds of all Asset Sales during any fiscal year exceed $250,000.

                  (ii) Neither the Company nor any of its Subsidiaries shall, without the consent of the Holders of a majority in principal amount of the Series 1999 Notes, enter into any Asset Sale if the consideration paid is less than an amount equal to the greater of (x) the fair market value of such asset and (y) the book value of such asset; provided, however, that assets with a fair market value of not greater than $100,000 in the aggregate may be sold during any fiscal year without regard to the foregoing requirement if the amount of consideration received for such assets is promptly applied to the purchase of comparable assets.

                  (iii) Except with respect to Permitted Asset Sales, at least 90% of the consideration for each such Asset Sale received by the Company or such Subsidiary shall be in the form of cash; provided, however, that the amount of (i) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary that are assumed by the transferee of any such assets or stock sold, leased, conveyed or disposed of and (ii) any notes or other obligations received by the Company or any Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash for purposes of this Section 5(n).

         (o) Ownership of Subsidiaries. Except with respect to Permitted Asset Sales or as permitted by Section 5(f) or 5(n) above, the Company shall maintain (along with one or more Subsidiaries in the case of an indirect Subsidiary) good and valid title to those Equity Interests of each of its Subsidiaries owned by it, free and clear of any Lien other than Permitted Liens.

              Except with respect to Permitted Asset Sales and notwithstanding the provisions of Section 5(n) above, neither the Company nor any Subsidiary shall dispose of the Capital Stock of any Subsidiary, if, after giving effect to such disposition, the Company would own less than a majority of the outstanding economic and voting interests in such Subsidiary or former Subsidiary.

         (p) Insurance. The Company shall maintain liability, casualty and other insurance with a reputable insurer or insurers in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets. In addition to the foregoing, the Company shall maintain in full force and effect, with a reputable insurer or insurers, to the extent obtainable at a commercially reasonable price, a key-man life insurance policy or policies on Mr. David Ferran in an aggregate insured amount at least equal to the lesser of (i) $10,000,000 or (ii) the aggregate amount of the Company's outstanding obligations under the Series 1999 Notes and all Senior Indebtedness, naming the Company as beneficiary and any holder of Senior Indebtedness and the Holder of Series 1999 Notes as loss payees.

         (q)  Minimum Interest Coverage Ratio.

              The Company shall furnish to the Holder an Officers' Certificate within 45 days after the end of each fiscal quarter of the Company (but 90 days after the end of its fiscal year), commencing with the quarterly period ending June 30, 1999, setting forth the Company's Interest Coverage Ratio for its four immediately preceding full fiscal quarter. The Company's Interest Coverage Ratio for the four-quarter period ending on each such quarterly date shall not be less than the amount set forth below alongside the date shown:

                                                             Interest
                    Date                                  Coverage Ratio
                    ----                                  --------------
     June 30, 1999                                           (0.31):1

     September 30, 1999                                       2.53:1

     December 31, 1999 and each fiscal                        2.40:1
     year-end thereafter

         (r) Minimum EBITDA.

              The Company shall furnish to the Holder an Officers' Certificate within 45 days after the end of each fiscal quarter of the Company (but 90 days after the end of its fiscal year), commencing with the quarterly period ending June 30, 1999, setting forth the Company's EBITDA for its four immediately preceding full fiscal quarters. The Company's EBITDA for the four-quarter period ending on each such quarterly date shall not be less than the amount set forth below next to the date shown:

            Date                                              EBITDA
            ----                                              ------
     June 30, 1999                                          $(897,000)

     September 30, 1999                                     $7,081,000

     December 31, 1999                                      $7,743,000

     March 31, 2000                                         $14,000,000

         (s) Issuances of Capital Stock. Neither the Company nor any of its Subsidiaries shall issue for cash consideration any shares of Capital Stock, or rights, warrants, options or other securities exercisable or exchangeable for or convertible into Capital Stock, at any time after the date hereof; provided, however, that the Company may issue shares of Capital Stock, or such rights, warrants, options or other securities (a) to finance the acquisition of related businesses, including the real or personal property used in such businesses or,
(b) if the net proceeds of any such issuance are applied to the payment of Senior Indebtedness or the Series 1999 Notes in accordance with the optional redemption provisions thereof or (c) to employees of the Company or its Subsidiaries pursuant to stock incentive plans of the Company, but only to the extent that the aggregate number of shares of Common Stock issuable under such plans does not exceed the number of shares subject to outstanding options as of March 5, 1999 plus 1,000,000 (as adjusted for any stock split or reclassification).

         (t)  Compensation; Management Fees.

              The salary, bonus and other benefits (or any increases therein) paid or accrued for each employee of the Company or any Subsidiary who receives total compensation in excess of $100,000 per year shall be approved by a Compensation Committee of the Board of Directors of the Company, a majority of which Committee shall be comprised of directors who are neither officers nor employees of the Company or any Subsidiary.

              Neither the Company nor any of its Subsidiaries shall pay, agree to pay, or cause to be paid to any holder of Capital Stock of the Company, or any Affiliate of any such holder, any management fees without the prior written consent of the Holders of the Series 1999 Notes.

         (u)  Employee Plans.

              The Company shall not, directly or indirectly, (i) terminate any employee pension benefit plan subject to Title IV of ERISA so as to result in any material liability to the Company or its Subsidiaries, (ii) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any multi-employer plan so as to result in any material liability to the Company or its Subsidiaries, or (iii) adopt, establish, maintain or enter into any obligation to contribute to any new employee benefit plan or multi-employer plan, modify any existing employee benefit plan so as to materially increase its obligations thereunder, or increase a contribution obligation to any multi-employer plan, without the written consent of the Holders of a majority in principal amount of the then outstanding Series 1999 Notes. This Section shall not be deemed to prohibit the Company from modifying its medical, dental or other employee Welfare Plans in the ordinary course of business.

              As used in this Section 5, the terms "employee pension benefit plan," "multi-employer plan," and "employee benefit plan" shall have the meanings assigned to such terms in ERISA.

         (v) ERISA Notices.

              Promptly, but in any event within 15 days, the Company shall deliver to the Holder, if and when the Company or any of its Subsidiaries (i) gives or is required to give notice to the Pension Benefit Guaranty Corporation (the "PBGC") of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any employee pension benefit plan which might constitute grounds for a termination of such plan under Title IV of ERISA or the imposition of a tax under Section 4971 of the Code, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any multi-employer plan is in reorganization or has been terminated, a copy of such notice, (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any employee pension benefit plan, a copy of such notice, (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application, (v) gives notice of intent to terminate any employee pension benefit plan under Title IV of ERISA, a copy of such notice and other information filed with the PBGC or (vi) fails to make any payment or contribution to any employee pension benefit plan (or multi-employer plan or in respect of any benefit arrangement) or makes any amendment to any employee benefit plan or benefit arrangement which could result in the imposition of a lien or the posting of a bond or other security, a certificate of the Chief Financial Officer of the Company setting forth details as to such occurrence and action, if any, which the Company is required or proposes to take.

         (w)  Maintenance of Net Worth.

              The Company shall furnish to the Holder an Officers' Certificate within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 1999, setting forth the Company's Net Worth as of such year-end. The Company's Net Worth as of each such year-end shall not be less than the amount set forth below under the date shown:

                                        1999                  2000              2001
                                        ----                  ----              ----

                 December 31,       $(22,200,000)         $12,000,000        $16,000,000

         (x)  Limitation on Capital Expenditures.

              The Company shall furnish to the Holder an Officers' Certificate within 90 days after the end of its fiscal year, commencing with the fiscal year ending December 31, 1999, setting forth the Company's total Capital Expenditures, on a consolidated basis, for its immediately preceding fiscal year. The Company's total Capital Expenditures, on a consolidated basis, for the fiscal year ending on December 31, 1999 and each fiscal year end thereafter shall not be greater than $500,000 .

         (y)  Maximum Lease Payments.

              The Company shall furnish to the Holder an Officers' Certificate within 45 days after the end of each fiscal quarter of the Company (but 90 days after the end of its fiscal year), commencing with the quarterly period ending June 30, 1999, setting forth the Company's total Rental Obligations, on a consolidated basis, for the immediately preceding fiscal quarter. The Company's total Rental Obligations, on a consolidated basis, for any such quarter shall not exceed $500,000.

         (z) Inconsistent Agreements. The Company shall not, and shall not permit its Subsidiaries to, (i) enter into any agreement or arrangement which is inconsistent with, or would be reasonably likely to impair the ability of the Company to fulfill, its obligations under this Series 1999 Note, (ii) prepay, redeem or defease any Indebtedness of the Company or any Subsidiary that is subordinated to the Series 1999 Notes in right of payment, or supplement, amend or otherwise modify the terms of any agreement or instrument evidencing, governing or affecting the terms of any such Indebtedness if the effect thereof would materially shorten the maturity or increase the amortization thereof, or otherwise be materially adverse to the Holders or (iii) supplement, amend or otherwise modify the terms of its Articles or Certificate of Incorporation or Bylaws, if the effect thereof would be materially adverse to the Holders, including without limitation to increase the liquidation preference of, or the rate of dividends payable on, any series of preferred stock.

         (aa) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

              The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a Subsidiary of the Company, (b) make loans or advances to the Company or a Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except for such encumbrances or restrictions with respect to a Subsidiary of the Company that is not a Subsidiary of the Company on the date hereof, in existence at the time such Person becomes a Subsidiary of the Company. Nothing contained in this Section 5(o) shall prevent the Company or any of its Subsidiaries from entering into any agreement (i) permitting or providing for the incurrence of Liens otherwise permitted by Section 5(m) or (ii) restricting the sale or other disposition of property securing Indebtedness.

         (bb) Limitation on Acquisitions.

              Except with respect to Capital Expenditures permitted under
Section 5(x), the Company shall not, directly or indirectly, and shall not permit any Subsidiary to, acquire, in one transaction or a series of transactions, any stock or assets of any Person (an "Acquisition") involving or having an aggregate value in excess of $200,000, unless such Acquisition has been approved in writing by the Holders of a majority in principal amount of the then outstanding Series 1999 Notes).

         (cc) Limitation on Research and Development Expenditures.

              The Company's total research and development expenditures for any fiscal year, commencing with the fiscal year ending December 31, 1999, shall not exceed 12% of the Company's total revenues for the fiscal year ending December 31, 1999 and 10% of the Company's total revenues for the fiscal year ending December 31, 2000 and each fiscal year-end thereafter, as reflected in the Company's audited annual financial statements.

         (dd) Compliance with Laws. The Company will, and will cause its Subsidiaries to, comply with all statutes, ordinances, governmental rules and regulations, judgments, orders and decrees (including all Environmental Laws) to which any of them is subject, and obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or obtain and keep in effect would not have a Material Adverse Effect.

         (ee) Payment of BOC Note. The Company agrees to use its best efforts to refinance or amend its $5,000,000 Subordinated Promissory Note due 2000 payable to The BOC Group, Inc. (the "BOC Note") so that such note (or refinancing thereof) will have a maturity date not earlier than February 15, 2002. The Company agrees that it will not repay any principal amount of the BOC Note while the Series 1999 Notes are outstanding without obtaining the written consent of the Holders of a majority in principal amount of the outstanding Series 1999 Notes, which consent will not be unreasonably withheld so long as (i) the Company has a source of funds with which to make such repayment without materially adversely affecting the Company's ability to meet its current obligations as they become due and (ii) no Default or Event of Default has occurred and is continuing or is reasonably likely to occur as a result of such repayment.

         (ff) Reservation of Shares of Common Stock. The Company shall reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of Common Stock upon conversion of the Series 1999 Notes. The number of shares so reserved may be reduced by the number of shares actually delivered pursuant to conversion of Series 1999 Notes.

6. Covenants of the Holder.

         By Holder's acceptance of this Series 1999 Note, Holder acknowledges and warrants to any Senior Lender that the Subordinated Indebtedness is and shall continue to be (a) unsecured, except for a second-priority security interest created by the Security Agreement dated March 5, 1999 (the "Security Agreement") and the Patent and Trademark Security Agreement dated March 5, 1999 (the "Patent Security Agreement") (or any subsequent security agreements approved by the Senior Lender) and (b) not subject to any guaranties by any direct or indirect subsidiaries of the Company other than the Continuing Guaranty dated March 5, 1999 (the "Guaranty"), or any subsequent guarantees approved by the Senior Lender. The Security Agreement, the Patent Security Agreement and the Guaranty are sometimes collectively referred to as the "Security Documents."

7.   Subordination.

         (a) Series 1999 Notes Subordinated to Senior Indebtedness. By Holder's acceptance of this Series 1999 Note, Holder covenants and agrees that this Series 1999 Note, the Guaranty and the other Security Documents shall be subordinated in right of payment in accordance with the provisions of this
Section 7 to the prior indefeasible payment in full of all amounts payable under or in respect of Senior Indebtedness (as such term is defined in Section 12).

         (b)  Priority and Payment Over of Proceeds in Certain Events.

                  (i) Subordination on Dissolution, Liquidation or Reorganization of the Obligor. Upon any payment or distribution of assets or securities of Obligor, of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of Obligor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable under or in respect of Senior Indebtedness shall first be indefeasibly paid in full, or payment provided for, before the Holder shall be entitled to receive any payment or distribution of any cash, property or securities under or in respect of Subordinated Indebtedness. Before any payment may be made by Obligor or in respect of Subordinated Indebtedness upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of cash, property or securities of Obligor of any kind or character to which the Holder would be entitled, except for the provisions of this Section 7, shall be made by Obligor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the Senior Lender or its representatives to the extent necessary to pay all the Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the Senior Lender.

                  (ii) Subordination on Default in Senior Indebtedness.

                           (A) No direct or indirect payment by or on behalf of
Obligor under or in respect of the Subordinated Indebtedness, whether pursuant to the terms of the Subordinated Indebtedness or upon acceleration, offer to purchase or otherwise, shall be made if, at the time of such payment, there exists a default in the payment (including, without limitation, any payment default resulting from any acceleration of the Senior Indebtedness) under or in respect of the Senior Indebtedness and (I) the collateral agent under the Security Agreement (the "Agent") has received written notice thereof, if any, as provided in Section 7(i) and (II) such default shall not have been cured or waived in writing or the benefits of this sentence waived in writing by the Senior Lender.

                           (B) During the continuance of any other default with
respect to the Senior Indebtedness, upon the receipt by the Agent of written notice from the Senior Lender specifying all events of default with respect to the Senior Indebtedness, which the person executing such notice on behalf of the Senior Lender reasonably believes to exist as of the date of such notice after due inquiry, no payment may be made by Obligor under or in respect of Subordinated Indebtedness for a period ("Payment Blockage Period") commencing on the date of receipt of any such notice and ending at the earlier of (I) the date when all events of default which were specified by the Senior Lender in the notice which triggered such Payment Blockage Period have been cured or waived, and (II) 90 days after the date of receipt of such notice (unless such Payment Blockage Period shall be terminated earlier by written notice to the Agent from the Senior Lender).

                           (C) During any Payment Blockage Period, the Company
will promptly provide Holder with a copy of any written notice delivered to the Company by the Senior Lender stating that all events of default which were specified by the Senior Lender in the notice which triggered such Payment Blockage Period have been cured or waived. Notwithstanding anything herein to the contrary (I) in no event will a Payment Blockage Period extend more than 90 days from the date such notice is effective, and (II) payments due but not made with respect to the Subordinated Indebtedness during the Payment Blockage Period may be made at any time after the expiration of the Payment Blockage Period (unless another Payment Blockage Period is in effect or payment is otherwise prohibited pursuant to this Section 7, including, without limitation, in connection with a payment default). No more than two Payment Blockage Periods may be commenced for any reason during any period of 360 consecutive days. For all purposes of this Section 7(b)(ii), no event of default under the Senior Indebtedness which the person executing such notice on behalf of the Senior Lender reasonably believed (after due inquiry) to exist and be continuing on the date of the commencement of any Payment Blockage Period (whether or not such event of default was included in the notice required to be given under this
Section 7(b)(ii)) shall be, or be made, the basis for the commencement of any subsequent Payment Blockage Period whether or not within a period of 360 consecutive days.


                  (iii) Rights and Obligations of the Holder of the Series 1999 Note. In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any holder of the Subordinated Indebtedness shall have received any payment under or in respect of the Subordinated Indebtedness at a time when such payment was prohibited by this Section 7, then and in such event (subject to the provisions of Section 7(g)) such payment or distribution shall be received and held in trust for the Senior Lender and shall be paid over or delivered to the Senior Lender promptly, in accordance with Section 7(b)(i) without notice or demand therefor, to the extent necessary to pay in full all amounts due under or in respect of the Senior Indebtedness in accordance with its terms after giving effect to any concurrent payment or distribution to the Senior Lender.

                  (iv) Acceleration of the Subordinated Indebtedness and Exercise of Remedies With Respect Thereto. The holders of the Subordinated Indebtedness shall give the Senior Lender 30 days prior written notice of any acceleration of the maturity of the Subordinated Indebtedness with respect to an Event of Default under Section 11(a)(i), (ii), (iii) or (iv) hereof. All Senior Indebtedness then or thereafter due or declared to be due shall first be indefeasibly paid in full before the holders of the Subordinated Indebtedness are entitled to receive any payment from Obligor under or in respect of Subordinated Indebtedness.

                  (v) Right to Rely Upon Orders and Decrees With Respect to Payments and Distributions. Upon any payment or distribution of cash, assets or securities referred to in this Section 7, the holders of the Subordinated Indebtedness shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered for the purpose of ascertaining the persons entitled to participate in such distribution, and the holders of other indebtedness of Obligor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7.

         (c) Payments May be Paid Prior to Dissolution. Nothing in this Section 7 shall prevent Obligor, except under the conditions described in Sections 7(b), 7(d) or 7(g) (including, without limitation, if a payment default has occurred and is continuing with respect to the Senior Indebtedness), from making payments at any time under or in respect of Subordinated Indebtedness to the holders thereof entitled thereto unless at least two Business Days prior to the date upon which such payment would otherwise (except for the prohibitions contained in Section 7(b)) become due and payable, the Holder or the Agent shall have received the written notice provided for in Section 7(g). An Obligor shall give prompt written notice to the Agent and the Holder of any dissolution, winding up, liquidation or reorganization of such Obligor.

         (d) Rights of Senior Lender Not to be Impaired. No right of the Senior Lender to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act in good faith by the Senior Lender or by any noncompliance by Obligor with the terms and provisions and covenants in this Section 7, regardless of any knowledge thereof the Senior Lender may have or otherwise be charged with. The provisions of this Section 7 are intended to be for the benefit of, and shall be enforceable directly by, the Senior Lender. The Holder agrees not to amend the Series 1999 Notes, including without limitation, for all purposes of this Section 7(d), to increase the interest rate payable by Obligor, increase the fees payable to the Holder or add new fees payable to the Holder, in each case other than fees payable by the issuance of additional Series 1999 Notes or an equity interest, or provide for amortization of the principal amount of the Series 1999 Notes prior to the dates provided for in the Series 1999 Notes. Notwithstanding any other provision contained in the Series 1999 Notes or otherwise, prior to the earlier of repayment in full of all obligations owed by Obligor to Senior Lender and January 1, 2000, Obligor shall not make any payment on, or in connection with, the Series 1999 Notes, except for (i) payments made by the issuance of additional Series 1999 Notes or an equity interest to the Holder or (ii) interest as currently provided herein.

         (e) Subrogation. Upon the indefeasible payment in full of all amounts payable under or in respect of the Senior Indebtedness, the holders of the Subordinated Indebtedness shall be subrogated to the rights of the Senior Lender to receive payments or distributions to the Senior Lender of any cash, property or securities to which holders of the Subordinated Indebtedness would be entitled except for the provisions of this Section 7, and no payment pursuant to the provisions of this Section 7 to the Senior Lender by the holders of the Subordinated Indebtedness, shall, as between Obligor, its creditors other than the Senior Lender and the holders of the Subordinated Indebtedness, be deemed to be a payment by Obligor to or on account of such Subordinated Indebtedness, it being understood that the provisions of this Section 7 are solely for the purpose of defining the relative rights of the Senior Lender, on the one hand, and the holders of the Subordinated Indebtedness, on the other hand. If any payment or distribution to which the holders of the Subordinated Indebtedness would otherwise have been entitled but for the provisions of this Section 7 shall have been applied, pursuant to the provisions of this Section 7, to the payment of all amounts payable under the Senior Indebtedness, then and in such case, the holders of the Subordinated Indebtedness, together with any holders of indebtedness ranking pari passu with the Subordinated Indebtedness, shall be entitled to receive from the Senior Lender any payments or distributions received by the Senior Lender in excess of the amount sufficient to pay in full all amounts payable under or in respect of the Senior Indebtedness.

         (f) Obligations of the Obligor Unconditional. Nothing contained in this
Section 7 is intended to or shall impair, as between Obligor and the holders of the Subordinated Indebtedness, the obligations of Obligor, which are absolute and unconditional, to pay to the holders of the Subordinated Indebtedness all amounts which may be payable thereunder or in respect thereof (including, without limitation, the principal of and interest on the Subordinated Indebtedness) as and when the same shall become due and payable in accordance with the terms thereof, or is intended to or shall affect the relative rights of the holders of the Subordinated Indebtedness and creditors of Obligor other than the Senior Lender, nor shall anything herein prevent any holder of the Subordinated Indebtedness from exercising all rights and remedies otherwise permitted by applicable law upon default under the Subordinated Indebtedness, subject to Section 7(b) and to the rights, if any, under this Section 7 of the Senior Lender in respect of cash, property or securities of Obligor received upon the exercise of any such right or remedy. The failure of Obligor to make payment on account of principal or interest on the Subordinated Indebtedness and all other amounts may be payable in respect thereof by reason of any provision of this Section 7 shall not be construed as preventing the occurrence of an event of default under the Subordinated Indebtedness.

         (g) Holder Entitled to Assume Payments not Prohibited in Absence of Notice. The Holder shall not at any time be charged with the knowledge of the existence of any facts other than any acceleration of the Subordinated Indebtedness which would prohibit the receipt of any payment to the Holder, unless and until the Agent or the Holder shall have received written notice thereof from or on behalf of Obligor, the Senior Lender or from any trustee, representative or agent therefor which notice shall specify the applicable provision of this Section 7 which prohibits or restricts receipt of payment by the Holder; and, prior to the receipt of any such written notice by the Agent or the Holder, the Holder shall be entitled to assume conclusively that no such facts exist. Unless at least two Business Days prior to the date on which by the terms of the Subordinated Indebtedness any monies are to be paid by Obligor to the Holder for any purpose (including, without limitation, the payment of the principal or interest on the Subordinated Indebtedness), the Agent or the Holder shall have received the notice provided for in the preceding sentence, the Holder shall have full power and authority to receive such monies and shall be entitled to keep and retain the same, and shall not be affected by any notice to the contrary which may be received by it on or after such date; provided, however, that the foregoing shall not apply with reference to a payment of Subordinated Indebtedness pursuant to an acceleration thereof unless the Senior Lender has received written notice of such acceleration pursuant to Section 7(b)(iv) (if required) which notice shall have been received by the Senior Lender not less than thirty days in advance of the date of such payment. Notwithstanding the foregoing, if any payment is made by Obligor after the occurrence and during the continuance of a payment default with respect to the Senior Indebtedness, the Holder shall promptly pay over and deliver to the Senior Lender such payment if (i) the Senior Lender notifies the Agent of such payment default not more than two Business Days after such payment is made to the Holder, or (ii) the payment is made after the acceleration of the Subordinated Indebtedness. It is understood that for purposes of this Section 7, "payment default" with respect to the Senior Indebtedness means any late payment under the Senior Indebtedness regardless of whether any applicable grace period has expired. Each of the Agent and the Holder shall be entitled to rely on the delivery to it of a written notice by a person representing himself, herself or itself to be an authorized signatory for the Senior Lender (or a trustee, representative or agent on behalf of, or other representative of, the Senior Lender) to establish that such notice has been given by or on behalf of the Senior Lender.

         (h) Reliance by Senior Lender. The Holder by acceptance hereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to the Senior Lender, whether the Senior Indebtedness was created or acquired before or after the issuance of this Note, to acquire or continue to hold the Senior Indebtedness and the Senior Lender shall be deemed conclusively to have relied on such subordination provisions in acquiring or continuing to hold any Senior Indebtedness.

         (i) Notice by Senior Lender. The Company agrees to use reasonable efforts to have the Senior Lender agree to notify the Agent and to have the Company or the Agent notify the Holder upon the happening of any of the following:

                  (i) the transmittal by the Senior Lender of a notice of default to Obligor; or

                  (ii) the acceleration of the Senior Indebtedness; or

                  (iii) the transfer by assignment and novation of any Senior Indebtedness, specifying the name and address of the transferee; provided, however, that the failure by the Senior Lender to give any notice to the Agent or the Holder required by this Section 7(i)(iii) shall not result in any liability on the part of the Senior Lender or have any other effect except as expressly set forth in Sections 7(b), 7(c) and 7(g).

                        Notwithstanding anything in this Series 1999 Note to the contrary, any notice required to be given herein by the Senior Lender to the Agent or the Holder, or which the Senior Lender desires to give to the Holder, under or in connection with this Note (including without limitation all notices under this Section 7), may be give to the Agent at Equinox Investment Partners, L.L.C., Attention: Robert J. Wickey, 405 Lexington Avenue, 21st Floor, New York, New York, 10174, or at such other address as the Agent may designate by written notice to the Senior Lender, and receipt by the Agent of any such written notice shall, for all purposes of this Note, be deemed to be receipt thereof by the Holder.

         (j) Notice By the Holder . The Holder agrees to notify the Senior Lender upon the happening of any of the following:

                  (i) the transmittal by the Holder of a notice of default to Obligor; or

                  (ii) acceleration of the Subordinated Indebtedness; or

                  (iii) the transfer of any Subordinated Indebtedness, specifying the name and address of the transferee; provided, however, that the failure by the Holder to give any notice to the Senior Lender required by this Section shall not result in any liability on the part of the Holder or have any other effect except as expressly set forth in Section 7(b).

8.   Security Documents.

         In order to secure the Company's obligation to pay the principal of this Series 1999 Note, the Company has granted the Holder, pursuant to the terms of the Security Agreement and pro rata based on the relationship that the dollar amount of this Series 1999 Note bears to the aggregate dollar amount of all Series 1999 Notes outstanding from time to time, a lien and security interest on substantially all of the assets of the Company. The Company's obligations under this Series 1999 Note have also been guarantied by SubMicron Systems, Inc. and SubMicron Wet Process Stations, Inc. (the "Subsidiary Guarantors") pursuant to the Guaranty. The Subsidiary Guarantors' obligations under such guaranties have been secured by a security interest in certain of their assets pursuant to the terms of the Security Agreement, and, with respect to SubMicron Systems, Inc., the Patent and Trademark Security Agreement. The Holder acknowledges and agrees that such lien and guaranties are second priority liens and guaranties, junior to the liens and guarantees granted (or may in the future be granted) to holders of Senior indebtedness.

9. Acceptance of Series 1999 Note.

         The Holder, by acceptance of this Series 1999 Note, (i) agrees to be bound by the terms of the Security Documents, including without limitation, the indemnification provisions contained therein, and (ii) agrees with, ratifies and confirms the appointment of (x) the Collateral Agent under each of the Security Documents (as such term is defined in each such Security Document), as such Holder's attorney-in-fact under the Security Documents and authorizes the Collateral Agent to take such action as may be necessary to effectuate the purposes of the Security Documents and (y) the Collateral Agent under the Security Agreement as the Agent hereunder. Copies of the Security Documents, together with any amendments or replacements shall be maintained at the principal executive offices of the Company and shall be available for inspection by Holder on reasonable notice.

10. Modification of Series 1999 Notes.

         The Series 1999 Notes may be modified without prior notice to any Holder but with the written consent of the Holders of a majority in principal amount of the Series 1999 Notes then outstanding. The Holders of a majority in principal amount of the Series 1999 Notes then outstanding may waive compliance by the Company with any provision of the Series 1999 Notes without prior notice to any Holder. However, without the consent of each Holder affected and subject to Section 7(d), an amendment, supplement or waiver may not (a) alter the amount of Series 1999 Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Series 1999 Note, (c) alter the principal or the maturity of any Series 1999 Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Series 1999 Note payable in money or property other than as stated in the Series 1999 Notes.

11.  Defaults and Remedies.

         (a) Events of Default. An "Event of Default" hereunder occurs if:

                  (i) the Company defaults in the payment of the principal of any Series 1999 Note when the same becomes due and payable at maturity, upon redemption or otherwise;

                  (ii) the Company defaults in the payment of interest on any Series 1999 Note when the same becomes due and payable and the default continues for a period of three days;

                  (iii) the Company fails to comply in any material respect with any of the covenants hereunder and the Default (as hereinafter defined) continues for the period and after the notice specified below;

                  (iv) there occurs any Event of Default with respect to the Series 1997 Notes and/or the Series B Notes (as an Event of Default is defined in the Series B Notes or the Series 1997 Notes, as applicable, from time to time and subject to any applicable grace periods or waivers thereof);

                  (v) the Company or any of its material subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

                           (A) commences a voluntary case,

                           (B) consents to the entry of an order for relief
against it in an involuntary case,

                           (C) consents to the appointment of a Custodian of it
or for all or substantially all of its property,

                           (D) makes a general assignment for the benefit of its
creditors, or

                           (E) generally is unable to pay its debts as the same
become due; or

                  (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (A) is for relief against the Company or any of its
material subsidiaries in an involuntary case,

                           (B) appoints a Custodian of the Company or any of its
material subsidiaries or for all or substantially all of its property, or

                           (C) orders the liquidation of the Company or any of
its material subsidiaries,

and the order or decree remains unstayed and in effect for 60 days.

                  The term "Bankruptcy Law" means title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                  For the purposes of this Section 11(a), "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under Section 11(a)(iii) is not an Event of Default until the Holders of at least 25% in aggregate principal amount of the then outstanding Series 1999 Notes notify the Company of the Default and the Company does not cure the Default within 30 days of such notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

         (b) Acceleration of Series 1999 Notes. If an Event of Default (other than an Event of Default specified in clauses (v) and (vi) of Section 11(a)) occurs and is continuing, the holders of at least 25% in aggregate principal amount of the then outstanding Series 1999 Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on all the Series 1999 Notes to be due and payable. Immediately upon such declaration, the principal and interest shall be due and payable. If an Event of Default specified in clause (v) or (vi) of Section 11(a) occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder. The holders of a majority in principal amount of the then outstanding Series 1999 Notes by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

         (c) Other Remedies. If an Event of Default occurs and is continuing, holders of the Series 1999 Notes may pursue any available remedy to collect the payment of principal or interest on the Series 1999 Notes or to enforce the performance of any provision of the Series 1999 Notes; provided, however, that acceleration of the Series 1999 Notes shall be governed by Section 10(b) hereof.

                  A delay or omission by any holder of any Series 1999 Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

         (d) Waiver of Past Defaults. The holders of a majority in principal amount of the then outstanding Series 1999 Notes by notice to the Company may waive an existing default of Event of Default and its consequences except a continuing default or Event of Default in the payment of the principal of or interest on any Series 1999 Notes.

         (e) Rights of Holders to Receive Payment. Except as otherwise provided in Section 7 hereof, the right of any holder of a Series 1999 Note to receive payment of principal and interest on the Series 1999 Note, on or after the respective due dates expressed in the Series 1999 Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

         (f) Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Series 1999 Note, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

12.  Definitions.

                  The terms defined in this Section 12 shall, for all purposes of this Series 1999 Note, have the meanings herein specified, unless the context otherwise requires.

                  "Affiliate" means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether in the capacity of officer or director of such Person, through the ownership of voting securities, by agreement or otherwise.

                  "Capital Expenditures" means for any fiscal period, the aggregate expenditures (whether paid in cash or accrued as a liability, including without limitation payments under Capital Leases) for capital assets which would be included in property, plant and equipment on a balance sheet prepared in accordance with GAAP. Amounts expended by the Company or its Subsidiaries for Acquisitions in compliance with the provisions of Section 5(p) shall not constitute Capital Expenditures for purposes of Section 5(m) hereof.

                  "Capital Lease" means any lease of any property which would in accordance with GAAP be required to be classified and accounted for on the balance sheet of the lessee as a capital lease.

                  "Capitalized Lease Obligation" means with respect to any Person for any period, any obligation of such Person to pay rent or other amounts under a Capital Lease; the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles.

                  "Capital Stock" means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity interests, including without limitation all common stock and preferred stock.

                   "Change of Control" shall occur or be deemed to have occurred if (i) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall beneficially own (other than KB Mezzanine Fund II, L.P., Celerity Silicon, L.L.C. or any of their respective Affiliates) at least 30% of the Company's voting stock and KB Mezzanine Fund II, L.P., Celerity Silicon, L.L.C. and any of their respective Affiliates, in the aggregate, shall beneficially own, directly or indirectly, less voting stock than such other Person or "group" or (ii) a majority of the members of the Board of Directors of the Company are not Continuing Directors.

                  "Consolidated Net Income" means for any period, the aggregate of the Net Income of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income of any Person which is not a Subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid by such Person to the Company or a Subsidiary of the Company, (ii) the Net Income of any Person acquired by the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from Consolidated Net Income and (iii) the Net Income of any Subsidiary of the Company that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to the Company shall be excluded from Consolidated Net Income to the extent of such restrictions. "Net Income" of any Person shall mean the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any real property or equipment of such Person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of such Person or a subsidiary of such Person.

                  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on March 5, 1999 or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

                  "Company" means SubMicron Systems Corporation, a Delaware corporation.

                  "Default Rate" means 15% per annum.

                  "EBITDA" means for any period, the sum of the Company's (i) Consolidated Net Income, plus (ii) consolidated interest expense (including without limitation amortization of original issue discount), plus (iii) provisions for income taxes plus (iv) depreciation and amortization (in each case, with respect to clauses (ii), (iii) and (iv), as determined in accordance with GAAP and to the extent included in the computation of Consolidated Net Income).

                  "Environmental Laws" means any and all federal, state or local laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses, or other governmental restrictions or requirements and the common law relating to pollution or protection of public or employee health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and Resource Conservation and Recovery Act of 1976, as amended.

                  "Equity Interest" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or law thereto.

                  "Fair Market Value" for each day means (i) if the Company's Common Stock is listed or admitted to trading on any securities exchange, the closing price, regular way, on such day on the principal exchange on which the Common Stock is traded, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if the Common Stock is not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if there is no such last reported sale price on such day, the average of the closing bid and the asked prices on such day, as reported by a reputable quotation source designated by the Company, or (iii) if neither clause (i) nor (ii) is applicable, the average of the reported high bid and low asked prices on such day, as reported by the "Over-The-Counter" Bulletin Board or other reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City of New York, customarily published on each business day, designated by the Company or (iv) if clauses (i), (ii),
(iii) and (iv) are not applicable, the Fair Market Value of the Common Stock shall be determined based on the good faith determination of the Board of Directors of the Company.

                  "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereto so as to properly reflect the financial conditions, and the results of operations and cash flows, of the Company and its consolidated Subsidiaries, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such boards) in order to continue as a generally accepted accounting principle or practice may so be changed. In the event of a change in GAAP, this Series 1999 Note, to the extent GAAP applies, shall continue to be construed in accordance with GAAP as in existence on the date hereof; provided, however, the Holder and the Company will thereafter negotiate in good faith to revise any affected covenants to make such covenants consistent with GAAP as then in effect, and, after any such revision, the Series 1999 Note will be construed in accordance with GAAP as then in effect.

                  "Holder" means the Person in whose name a Series 1999 Note is registered on the Company's books.

                  "Indebtedness" means with respect to any Person, the aggregate amount of, without duplication, the following:

                           (a) all obligations for borrowed money;

                           (b) all obligations evidenced by bonds, debentures,
notes or other similar instruments;

                           (c) all obligations to pay the deferred purchase
price of property or services, except Trade Payables, accrued commissions and other similar accrued current liabilities in respect of such obligations, if such liabilities are not overdue and arise in the ordinary course of business;

                           (d) all Capitalized Lease Obligations;

                           (e) all obligations or liabilities of others secured
by a Lien on any asset owned by such Person or Persons whether or not such obligation or liability is assumed;

                           (f) all obligations of such Person or Persons,
contingent or otherwise, in respect of any letters of credit or bankers' acceptances; and

                           (g) all guaranties.

                  "Interest Coverage Ratio" means for any period, the ratio of
(i) the Company's EBITDA for such period to (ii) the consolidated interest expense (including the interest component of Capital Leases, but excluding non-cash interest and the amortization of debt issuance costs and original issue discount) for such period with respect to all Indebtedness of the Company and its Subsidiaries outstanding on the date of determination.

                  "Junior Indebtedness" means the Company's (i) 12% Senior Subordinated Notes due February 1, 2002, (ii) Series B 12% Senior Subordinated Notes due February 1, 2002, (iii) 8% Convertible Subordinated Notes due 2002 and
(iv) $5,000,000 Subordinated Promissory Note due 2000.

                  "Lien" means any material mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

                  "Material Adverse Effect" means (i) any material adverse effect whatsoever upon the validity, perfection or enforceability of the Series 1999 Notes or Security Documents, (ii) any material adverse effect on the results of operations, financial condition, properties, assets, business or prospects of the Company and its Subsidiaries, taken as a whole, or (iii) any material adverse effect on the ability of the Company or the Subsidiary Guarantors to fulfill their obligations under the Series 1999 Notes or Security Documents and any instrument governing Indebtedness of the Company or a Subsidiary incurred as of March 5, 1999, or any document contemplated hereby or thereby.

                  "Net Worth" means at any date, the sum of (i) the total shareholders' equity reflected on the balance sheet of the Company as of such date, determined in accordance with GAAP, excluding (to the extent included in the calculation of shareholders' equity) the cumulative effect of any net operating loss carry forward benefit reported in the notes to the Company's financial statements from time to time for any period commencing after March 5, 1999 plus (ii) the aggregate liquidation preference of the outstanding Preferred Stock of the Company plus (iii) the outstanding principal amount of any Junior Indebtedness.

                   "Obligor" means any one of the Company, SubMicron Systems, Inc., a Pennsylvania corporation, and SubMicron Wet Process Stations, Inc., a California corporation.

                  "Officers' Certificate" means a certificate signed by any two officers, one of whom must be the Chairman of the Board, the President, the Chief Executive Officer or Chief Financial Officer, the Treasurer or a Vice President of the Company.

                  "Operating Lease" means any lease other than a Capital Lease.

                  "Permitted Asset Sales" means sales of excess or obsolete inventory.

                  "Permitted Liens" means, with respect to any Person: (i) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers, warehousemen's and mechanics' Liens or Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review; (iii) Liens securing the payment of taxes, assessments and governmental charges or levies which are not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (iv) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning of other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (vi) Liens in existence on March 5, 1999; (vii) Liens on assets owned by the Company or its Subsidiaries in favor of any holder of Senior Indebtedness securing Senior Indebtedness permitted hereunder; (viii) purchase money Liens upon or in any real or personal property (including fixture and other equipment) acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition or improvement of such property, or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) provided that (X) no such Lien shall extend to or cover any property other than the property being acquired or improved and (Y) any such Indebtedness would be permitted to be incurred pursuant to Section 5(k) hereof; and (ix) Liens securing Capital Leases or Operating Leases.

                  "Person" means any individual, partnership, corporation, trust, unincorporated organization or government or agency or political subdivision thereof.

                  "Redemption Event" shall occur or be deemed to have occurred if any of the following events occur: (i) the merger or consolidation of the Company with or into any other entity; (ii) the consummation of a sale or disposition by the Company of all or substantially all of its assets or the stock or assets of a material business division or Subsidiary of the Company;
(iii) a Change of Control of the Company; (iv) the closing of any public offering of any equity or debt securities of the Company; or (v) approval by the Board of Directors of a plan of complete liquidation or dissolution of the Company.

                  "Refinancing Event" shall occur or be deemed to have occurred if the Company consummates, or is able to consummate using its reasonable best efforts, a financing in which the Company or its Subsidiaries incur Senior Indebtedness that refinances or increases the principal amount of any Senior Indebtedness previously outstanding or available to the Company, and that bears an initial interest rate of less than 12% per annum, and that permits redemption of the Series 1999 Notes as provided herein.

                  "Rental Obligations" means the maximum aggregate fixed rentals paid or payable by a lessee under any Operating Lease during a specified period (excluding amounts paid or payable on account of maintenance, ordinary repairs, insurance, taxes, assessments and other similar charges, whether or not designated as rental or additional rental), regardless of any amounts received by such lessee as sublessor under any Operating Lease.

                  "Senior Indebtedness" means (a) all monetary obligations, whether now existing or hereafter arising, under the Loan Agreement between the Company, the Subsidiary Guarantors and the Senior Lender, in effect from time to time, including, without limitation, (i) obligations in respect of payments of principal or interest on all loans or mandatory prepayments thereof, and (ii) commitment or other fees, yield protection and indemnity amounts, enforcement expenses or other amounts on or with respect thereto, and (b) any amendments, modifications, deferrals, renewals, extensions, substitutions, future advances or increases of any monetary obligations described in clause (a) above, or debentures, notes or evidences of indebtedness heretofore or hereafter issued in evidence of or in exchange for such indebtedness or payment obligations; provided, however, that the aggregate amount of Senior Indebtedness shall be limited to $20,000,000 principal amount of Senior Indebtedness, plus accrued interest thereon, plus reasonable attorneys fees incurred in connection with the Senior Indebtedness. Nothing herein shall prohibit Senior Lender from lending additional amounts in excess of the limits of Senior Indebtedness as set forth in the previous sentence. Any such lending of amounts in excess of the limit of Senior Indebtedness set forth above shall not cause any amounts otherwise qualifying as Senior Indebtedness up to the limit set forth above not to be classified as Senior Indebtedness.

                  "Senior Lender" means Greyrock Capital, a Division of NationsCredit Commercial Corporation and any subsequent holder of Senior Indebtedness.

                  "Subordinated Indebtedness" means (a) all monetary obligations, whether now existing or hereafter arising, under (i) the Series 1999 Notes and (ii) any guaranties issued by any Obligor in favor of the holders of any Series 1999 Notes, as the foregoing may from time to time be in effect, including, without limitation, (A) obligations in respect of payments of principal or interest thereon or mandatory prepayments thereof and including any principal and interest payable with respect to any offer to purchase any Series 1999 Notes, and (B) commitment or other fees, yield protection and indemnity amounts, enforcement expenses or other amounts on or with respect thereto, and (b) any amendments, modifications, deferrals, renewals, extensions, substitutions, future advances or increases of any monetary obligations described in clause (a) above, or debentures, notes or evidences of indebtedness heretofore or hereafter issued in evidence of or in exchange for such indebtedness or payment obligations.

                  "Subsidiary" means with respect to any Person (the "Parent"), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Parent or one or more subsidiaries of the Parent or by the parent and one or more subsidiaries of the Parent.

                  "Subsidiary Guarantors" means SubMicron Systems, Inc. and SubMicron Wet Process Stations, Inc.

                  "Trade Payables" means with respect to any Person, accounts payable and other similar accrued current liabilities in respect of obligations or indebtedness to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of property or services.

13.  Board Representation.

                  In the event that the Representative (as defined below) is not otherwise entitled to designate two individuals as nominees for election to the Company's Board of Directors or does not otherwise have two designees on the Board of Directors, then so long as The KB Mezzanine Fund II, L.P. ("KB") and Celerity Silicon, L.L.C. ("Celerity") together own at least $3,500,000 in aggregate principal amount of the Series 1999 Notes, the Board of Directors will elect as directors of the Company of such class as the Company may determine two individuals (the "Nominees") designated by the Representative for a minimum term of one year, consistent with the staggered board requirements of the Company's Certificate of Incorporation. Upon the expiration of the term of either such Nominee, if KB and Celerity continue to own at least $3,500,000 in aggregate principal amount of the Series 1999 Notes, the Company will, at the request of the Representative, nominate such Nominee or another nominee designated by the Representative, for reelection as a director of the Company. The foregoing obligations of the Company are subject to the Nominees agreeing, prior to service on the Board, that each such Nominee will resign as a director effective on the date that at least $3,500,000 in aggregate principal amount of the Series 1999 Notes is not owned by KB and Celerity. For purposes of this Section 13, the term "Representative" shall mean a person designated by KB and Celerity.

14.  No Voting Rights.

                  Nothing contained in this Series 1999 Note shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a stockholder of the Company, unless and to the extent converted in accordance with the terms of Section 2 hereof.

15.  Non-Waiver.

                  No course of dealing between the Company and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any holder hereof, except to the extent expressly waived in writing by the Holder hereof.

16.  Governing Law.

                  This Note shall be construed in accordance with and governed by the internal laws of the State of New York.

17.  Successors and Assigns.

                  All of the covenants, promises and agreements in this Note shall bind the Company's successors and assigns, whether so expressed or not.

18.  Headings.

                  The headings of the sections and paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

                  IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

                                     SUBMICRON SYSTEMS CORPORATION



Dated:___________________            By:________________________________________
                                     Title:_____________________________________

                                 ASSIGNMENT FORM

                  To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

                  (Insert assignee's soc. sec. or tax I.D. no.)

________________________________________________________________________________
              (Print or type assignee's name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:  _____________                                   Your Signature:__________



(Sign exactly as your name appears on the front of this Note)


Signature Guarantee: